FOR IMMEDIATE RELEASE

IsoRay, Inc. reports Second QUARTER RESULTS

11% Revenue Growth 2013 Quarter Over 2012 Quarter

RICHLAND, Washington (February 18, 2014) – IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of cancers of the brain, lung, head and neck, prostate and gynecological, announced its financial results for the quarter ended December 31, 2013.

The 2013 quarter over 2012 quarter growth of 11% in revenues comes from 3 general areas:

1.	Revenue from the addition of new facilities utilizing Cesium-131, frequently selected for aggressive cancers that have recurred and all other treatment options have been exhausted.

2.	Revenue from the continued accrual of patients under several active studies currently underway.

3.	Revenue from facilities that have concluded an initial study by accruing a sufficient number of treated patients and continue to order post study due to successful patient outcomes they are experiencing while their data matures for publishing.

As most recently demonstrated with our just announced Liquid Cesium-131 being FDA cleared and used with the GliaSite® balloon catheter, management continues to promote and diversify IsoRay’s treatment options and resulting revenues by offering Cesium-131 as the alternative for treating recurrent and difficult cancers located throughout the body. Management routinely hears from potential new adopters considering Cesium-131 in the coming year based on the abstracts being presented at various conventions showing the early successes of utilizing Cesium-131 to fight difficult cancers, and we expect results from additional studies to be presented in the remainder of 2014, with many studies approaching time frames where peer reviewed articles can be expected to be published in the coming quarters. Management is extremely pleased with the effectiveness of Cesium-131 as a treatment solution for brain cancer, head and neck cancer, lung cancer, prostate cancer and gynecological cancers while providing far better quality of life for the patient than other alternatives.

The new medical device tax created by the Affordable Care Act has continued to impact IsoRay's financial results. IsoRay has continued to invest in R&D data protocols to support our future sales efforts for each new body site. In addition we have participated in more neurological, thoracic and radiation oncology national conferences than ever before as our product portfolio expands. IsoRay Chairman and CEO Dwight Babcock commented, “Clinical evidence provided through protocols performed by major medical centers that prove successful with a significant improvement is the key to getting general adoption by community hospitals/physicians which will drive consumers to our product offerings. Physicians and institutions through oral presentations, posters and abstracts are reporting outstanding results in the use of Cesium-131 seeds for the treatment of cancers of the brain, head and neck, prostate, gynecological, colon and lung. Given this growing acceptance and interest, we remain committed to our strategic sales and marketing objectives, which we believe will contribute to long term growth and achieving profitability."

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2013	2012	2013	2012

Product sales	$1,085,408	$975,457	$2,135,323	$2,031,689
Cost of product sales	1,119,314	1,134,083	2,246,537	2,210,740

Gross loss	(33,906)	(158,626)	(111,214)	(179,051)

Operating expenses:
Research and development expenses	170,030	149,176	317,020	290,648
Sales and marketing expenses	326,467	322,094	685,652	638,150
General and administrative expenses	513,964	469,559	1,165,000	1,114,412

Total operating expenses	1,010,461	940,829	2,167,672	2,043,210

Operating loss	(1,044,367)	(1,099,455)	(2,278,886)	(2,222,261)

Non-operating income (expense):
Interest income	481	128	835	272
Change in fair value of warrant derivative liability	117,000	(55,000)	81,000	74,000
Financing and interest expense	(86)	-	(827)	(6)

Non-operating income/( expense), net	117,395	(54,872)	81,008	74,266

Net loss	(926,972)	(1,154,327)	(2,197,878)	(2,147,995)

Preferred stock deemed dividends (Note 9)	-	-	(726,378)	-

Preferred stock dividends	(2,658)	(2,658)	(5,316)	(5,316)
Net loss applicable to common shareholders	$(929,630)	$(1,156,985)	$(2,929,572)	$(2,153,311)

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.08)	$(0.06)

Weighted average shares used in computing net loss per share:
Basic and diluted	38,419,502	34,604,605	37,133,875	34,238,401

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About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

IsoRay Medical

(509) 375-1202

info@Isoray.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales, whether additional medical centers/community hospitals/physicians will begin using our products, whether additional studies will be published or presented with favorable outcomes from treatment with our products, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.